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                                                                       Exhibit 3

                                 PROXY AGREEMENT



     This PROXY AGREEMENT (this "Agreement") is entered as of June 19, 2000 between each of the undersigned stockholders (each, "Stockholder") of HealthCentral.com, a Delaware corporation ("HCC"), and Robert Haft Capital L.L.C., a Delaware limited liability company ("RHC").

                                    RECITALS

     A. Stockholder is the record owner of HCC Common Stock as indicated in this Agreement (such shares and any other shares of HCC Common Stock subsequently acquired by the undersigned, the "Shares").

     B. Stockholder grants this proxy so that RHC (acting at the direction of its manager, Robert M. Haft, who has industry experience and who will initially serve as a director and employee of HCC or its affiliates) will act on behalf of each undersigned Stockholder so that all proxy shares are voted in the same manner.

     In consideration of the foregoing and subject to the terms of this Agreement, and payment of One Dollar ($1.00) to RHC, the parties agree as follows:

     1. No Requirement by Stockholders to Retain Shares; Termination.

         1.1. No Transfer Restrictions or Encumbrance Restrictions. Each Stockholder may transfer, sell, exchange, pledge, or encumber Shares without restriction prior to the "Termination Date", and any and all of their transferees shall not be bound by or subject to this Agreement.

         1.2. Termination. This Agreement and the proxy granted hereunder shall terminate as to any Stockholder on the earlier of (the "Termination Date"): (i) the second (2nd) anniversary of the date hereof; or (ii) five (5) days after written notice by such Stockholder to RHC and HCC. The termination of this Agreement by any Stockholder shall not affect the continuing validity and effect of this Agreement as to any other Stockholder.

     2. No Assignment of Proxy Rights. RHC shall not assign or otherwise transfer any rights granted to it under this Agreement.

     3. Proxy. The undersigned hereby constitutes and appoints RHC, acting by its duly authorized manager, as its true and lawful attorney to vote as the undersigned's proxy with respect to its Shares, with full power of substitution for and in the name of the undersigned to vote and otherwise act (including, without limitation, consent, approval and decision-making authority) at any annual, special, or other meeting, or at any adjournments or regarding any written consent, letter or request, of the stockholders of HCC, with all powers the undersigned
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would possess if personally present or acting on its own behalf. The undersigned hereby ratifies and confirms all that the aforesaid attorney and proxy may do hereunder. RHC may file this Agreement with the secretary of HCC and any other parties as may be requisite.

     4. Stockholder Representations and Warranties. Stockholder represents, warrants and covenants that it: (i) is the owner of the Shares; (ii) has the power and authority to make, enter into and carry out the terms of this Agreement; (iii) will hold RHC, and its members, managers, agents and representatives, harmless from any good faith action taken by RHC as proxy; and
(iv) acknowledges and agrees that, except as expressly provided in this Agreement, RHC will not have any duty or obligation to the undersigned with respect to any actions taken as proxy. The undersigned agrees that it will not seek or otherwise be entitled to damages for any action taken by RHC as proxy during the time that the proxy is in effect. The undersigned's sole remedy in all events shall be to terminate its participation in this Agreement.

     5. RHC Representations and Warranties. RHC represents, warrants and covenants that it (i) has the power and authority to make, enter and carry out the terms of this Agreement and (ii) will not exercise the proxy granted hereunder to approve any compensation arrangements or other transactions between HCC and Robert Haft, unless any such arrangement or transaction has been approved by a majority of the disinterested members of HCC's board of directors.

     6. Miscellaneous.

         6.1. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         6.2. Amendments and Modifications in Writing. This Agreement may not be modified, amended, altered or supplemented as to any Stockholder, except by delivery of a written agreement executed by RHC and such Stockholder.

         6.3. Notices. All notices shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given on the date of delivery, if delivered by hand delivery to the persons identified below or one (1) business day after dispatch by overnight nationally recognized air courier, addressed as follows:

         If to Robert Haft Capital L.L.C.:

         2924 Telestar Court
         Falls Church, VA  22042
         Phone:  (703) 698-9400
         Telecopy:  (703) 849-8227
         Attn:  Robert M. Haft



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         With a copy to:

         Venable, Baetjer, Howard and Civiletti, LLP
         1615 L Street, N.W., Suite 400
         Washington, DC  20036
         Phone:  (202) 429-3288
         Telecopy:  (202) 429-3231
         Attn:  Michael A. Schlesinger, Esq.

         If to Stockholder:

         To the address for notice set forth on the last page hereof.

         Such addresses may be changed from time to time by means of a notice given in the manner provided in this section.

         6.4. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware.

         6.5. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

         6.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         6.7. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.



                            [Execution page follows]





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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                           STOCKHOLDER:

                                           By:______________________________

                                               Stockholder's Address for Notice:
                                               _________________________________

                                               _________________________________

                                               _________________________________


                                                Shares of HCC Common
                                                Stock of which you are
                                                the record owner or
                                                over which you have
                                                voting control:

                                                __________ shares



                                           Robert Haft Capital L.L.C.


                                           By:______________________________
                                                Robert Haft, solely as Manager





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